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                                                                    EXHIBIT 99.1

                                                                 [WILLIAMS LOGO]

NEWS RELEASE

                             [WILLIAMS LETTERHEAD]



   WILLIAMS CEO SAYS "ROUND-TRIP TRADING DIDN'T ADD A NICKEL TO OUR REVENUES"
           COMPANY WILL PUBLICLY RESPOND TO FERC QUERIES ON WEDNESDAY

           TULSA, Okla. - Williams (NYSE:WMB) today said that its review of trading activity during the last two years shows that the company did not engage in a strategy of so-called "round-trip trading" for the purpose of inflating volumes or revenues. Indeed, because Williams reports its revenue on a net basis, the less than 1 percent of reported trades it found with "round-trip" characteristics were not included in its reported revenues.

           "Round-trip trading didn't add a nickel to our revenues," said Steve Malcolm, chairman, president and CEO. "Even though the number of trades we've found with these characteristics is extremely small and random, the very nature of reporting on a net basis means that they are not included in our reported revenues. It clearly does not reflect an ongoing business strategy."

           Williams is the only major energy marketing company that accounts for its trading revenues on a net, rather than a gross basis.

           Williams' trading data shows less than 1 percent of its reported power and gas trading volumes in 2000 and 2001 had any characteristics now associated with "round-trip trading."


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           Williams completed its "round-trip" trading analysis today. The company is also reviewing its California trading practices in response to a Federal Energy Regulatory Commission query resulting from a recent Enron disclosure. The company plans on Wednesday to publicly file its complete response to FERC's information request.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Our operations span the energy value chain from wellhead to burner tip. Based in Tulsa, Okla., Williams and its 12,000 worldwide employees contributed $45 million in 2001 to support the environment, health and human services, the arts, and education in its communities. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.